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                                                                    EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT



Partnership Policy Committee
Northern Border Partners, L.P.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed November 26, 2002 of our report dated September 6, 2002, with respect to the consolidated balance sheets of Northern Border Partners, L.P. and Subsidiaries (the Partnership) as of December 31, 2001, and 2000, and the related consolidated statements of income, comprehensive income, cash flows and changes in partners' equity for each of the years in the three-year period ended December 31, 2001 included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the Partnership's adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which was subsequently amended by SFAS No. 137 and SFAS No. 138.


                                              KPMG LLP



Omaha, Nebraska
November 26, 2002